Exhibit 5.1
Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201-6776
August 11, 2005
PMC Commercial Trust
17950 Preston Road, Suite 600
Dallas, Texas 75252
Ladies and Gentlemen:
     We have acted as counsel to PMC Commercial Trust, a Texas real estate investment trust (the “Company”), in connection with the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale of up to 500,000 shares of the Company’s Common Shares of Beneficial Interest, $0.01 par value per share (the “Shares”), that may be issued pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”).
     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including the Company’s Declaration of Trust, as amended, and Bylaws and the Plan. In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or its representatives or officers.
     Based upon the foregoing, we are of the opinion that the Shares that may be issued by the Company, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

LOCKE	LIDDELL & SAPP LLP

By:	/s/ Gina E. Betts

Gina E. Betts, Partner